Exhibit 10.1

ACQUIRED IP LICENSE AGREEMENT

THIS ACQUIRED IP LICENSE AGREEMENT (this “Agreement”) is entered into and is made effective as of March 8, 2017 (the “Effective Date”) by and between Stanley Black & Decker, Inc., a corporation organized under the laws of the State of Connecticut having a place of business at 1000 Stanley Drive, New Britain, CT 06053, United States (“STANLEY”); and Sears Holdings Corporation, a Delaware corporation (“SEARS”) (each a “Party” or collectively, “Parties”, as the case may be).

WHEREAS, STANLEY and SEARS have entered into that certain Purchase and Sale Agreement dated as of January 5, 2017 (the “Purchase and Sale Agreement”), whereby STANLEY agreed to acquire certain assets from SEARS, as set forth in the Purchase and Sale Agreement, including the “Craftsman” brand;

WHEREAS, STANLEY desires to allow SEARS to continue to sell “Craftsman” branded products through certain channels;

WHEREAS, the Parties desire to enter into this Agreement under which STANLEY has agreed to license to SEARS the Licensed IP, subject to the terms and conditions of this Agreement;

WHEREAS, STANLEY owns the rights in and to the Licensed IP;

WHEREAS, SEARS desires to obtain from STANLEY the right to use the Licensed IP, subject to the terms and conditions of this Agreement; and

WHEREAS, pursuant to the Purchase and Sale Agreement, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	CERTAIN DEFINED TERMS

Any capitalized term used in this Agreement but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase and Sale Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advertising Materials” means print, television, radio, electronic (including internet), social media and any other advertising and promotional materials for one or more of the Craftsman branded Licensed Products.

“Agreement” has the meaning given in the Recitals.

“Brand Guidelines” means SEARS’ trademark use and branding guidelines for Craftsman branded products as they exist as of immediately prior to the Effective Date, including as set forth in Schedule B (as may be amended from time to time pursuant to Article 5).

“Channels of Retail Trade” means solely the following: (i) within the Retail Territory (A) standalone retail stores having a combined average store size of five thousand (5,000) square feet or higher and operated under a “Sears” or “Kmart” brand, or a derivative thereof, (B) SHO Entity standalone retail stores or (C) the SHS Channel; and/or (ii) any Ecommerce Channel. Excluded Retail Channels shall be excluded from the Channels of Retail Trade.

“Contract Year” means (a) if the Closing occurs on or prior to June 30, 2017, the period from the Effective Date until December 31, 2017 and each calendar year thereafter; and (b) if the Closing occurs after June 30, 2017, the period from the Effective Date until December 31, 2018 and each calendar year thereafter.

“Control” has the meaning given to “control” in the definition of “Affiliates” in the Purchase and Sale Agreement.

“Ecommerce Channel” means any ecommerce website, mobile app or any other online retail channel, including any new or successor to ecommerce technology, in each case wholly owned and operated from time to time by SEARS or its Affiliates (including sears.com, shopyourway.com, partsdirect.com, kmart.com and searshomeservices.com), or by a SHO Entity (including searshometown.com and searsoutlet.com); provided, that: (i) the branding of any such channel (including its domain name and including any successor to domain names serving a similar purpose) may not have “Craftsman” in its name; (ii) following a Specified Change of Control of the Person owning and operating such channel, such channel shall only be branded with names (and derivatives thereof) used by such channel prior the transaction or series of related transactions resulting in the Specified Change of Control unless STANLEY otherwise consents in writing; (iii) such channel shall not have been established and shall not be operated exclusively or primarily for the purposes of selling tools (for which purposes “primarily” shall mean that a majority of products sold through such channel are tools), (iv) such channel shall not contain hyperlinks (or any successor technology serving a similar purpose) to a channel of a Party other than SEARS (and its Affiliates) or a SHO Entity (provided that any technology not widely adopted as of the date of the Purchase and Sale Agreement (1) pursuant to which a user specifically directs a change in site, and (2) does not suggest to the user to change to a specific site, shall not be deemed a hyperlink); and (v) unless STANLEY otherwise consents in writing, such channel shall not be owned and operated by an Excluded Entity; and, provided, further, that in the event (and with immediate effect from the date) of a Specified Change of Control of SEARS or SHO, no further such channels may be established by the Specified Acquirer or its Affiliates. For avoidance of doubt, the only parties who are entitled to exercise rights under this Agreement (as distinct from any license granted to a Former SEARS Entity pursuant to Section 2(l)) are SEARS, SHO Entities, their Affiliates (but only so long as they remain an Affiliate) and sublicensees.

“Effective Date” has the meaning given in the Recitals.

“Excepted Excluded Entity” means an Affiliate of either SEARS or Sears Hometown and Outlet Stores, Inc. that is publicly traded; provided, that no Specified Acquirer (x) owns more than 15% of the voting stock thereof, (y) has a representative on the board of directors or similar governing body or management of such Affiliate or (z) otherwise Controls such Affiliate.

“Excluded Entity” means an Affiliate or other joint venture of either SEARS or Sears Hometown and Outlets Stores, Inc. in which a Specified Acquirer owns any equity ownership interest or exercises or shares, or has the right to exercise or share, any operational control of an Ecommerce Channel, other than an Excepted Excluded Entity.

“Excluded Retail Channels” means any channels not listed in Channels of Retail Trade, including channels that are not owned or operated by SEARS or its Affiliates, or by a SHO Entity, and including any of the following (other than in the case of clause (a)) not owned or operated by SEARS or its Affiliates or by a SHO Entity: (a) stores within stores other than SEARS or SEARS Affiliate or SHO stores within SEARS or SEARS Affiliate or SHO stores (such that a Sears Homecenter within an Ace Hardware store will be an Excluded Retail Channel, but a “Sears Hardware” store within a SEARS store will not be an Excluded Retail Channel); (b) home improvement centers (such as Home Depot and Lowes), mass merchants (such as Walmart and Target); (c) shoppers clubs (such as Costco, Sam’s, BJ’s); (d) retailers (such as Ace Hardware and Orchard Supply Hardware); (e) industrial channels (such as Grainger); (f) 2-step channels (such as True Value, Do It Best); (g) discount channels (such as Dollar General, Big Lots, Steinmart), (h) online merchants (such as Amazon.com, Jet.com or eBay) and (i) any other resellers.

“Former SEARS Entity” means (i) any former Affiliate of SEARS, or (ii) any corporation, limited liability company or other legal Person (organized in the United States) which operates a material business formerly owned and operated by SEARS, in each case which, prior to ceasing to be an Affiliate of SEARS, was engaged in a line of business which involved the use of the Craftsman branded Licensed IP pursuant to this Agreement.

“Hand Tools” means tool sets, mechanics and auto tools, wrenches, ratchets and sockets, screwdrivers, pliers, specialty tools, nut drivers and hex keys, cutting and finishing tools, hammers and striking tools, marking and measuring tools, vises, clamps and stands, tool carriers and holders, open stock hand tools, and any items similarly situated to the foregoing, and any derivatives, combinations or extensions of the foregoing.

“Lawn and Garden Equipment” means lawn mowers and tractors, yard power equipment, lawn and garden care equipment, snow equipment, grills and outdoor living equipment, outdoor living equipment, and any items similarly situated to the foregoing, and any derivatives, combinations or extensions of the foregoing.

“Licensed IP” means all and any Acquired Business Intellectual Property.

“Licensed Marks” means the names, symbols, logos, slogans, trademarks and design elements identified in Schedule A.

“Licensed Products” means all and any Hand Tools, Power Tools, Lawn and Garden Equipment, Storage and Garage Products and Other Products, in each case manufactured or sold using (in whole or in part) the Licensed IP, and any New Products. For avoidance of doubt, every product set forth in Attachment J (Warranty Products: Lifetime and Legacy Lifetime) to the Seller Disclosure Letter shall be a Licensed Product.

“Losses” means claims, demands, suits, actions, judgments, judicial orders, obligations, damages, assessments, penalties, liabilities, expenses, losses and costs (including reasonable attorneys’ fees) of any kind or nature.

“Net Sales” means net sales, as calculated in accordance with GAAP, composed of gross sales less sales returns and allowances and is net of sales taxes.

“New Product” has the meaning given in Section 2(j).

“Objection Notice” has the meaning given in Section 10(b).

“Other Licensed IP” means any of the Licensed IP other than the Licensed Marks.

“Other Products” means clothing, boots, flashlights, work stool, wrench thermometer, pint glasses, coasters and bottle openers and any items similarly situated to the foregoing.

“Packaging Materials” means cartons, labels, hangtags, packaging inserts, containers, packing and wrapping materials for one or more Craftsman branded Licensed Products.

“Permitted Sublicensees” means (a) any supplier (solely for the purpose of manufacturing Licensed Products for sale by Sears and its Affiliates or STANLEY, an “OEM Permitted Sublicensee”) or distributor (acting as such) of the Retained Business from time to time, (b) SHO Entities, (c) Sears Canada Inc. and its Affiliates and (d) Sears, Roebuck de Mexico, S.A. DE C.V. and its Affiliates.

“Power Tools” means corded and cordless handheld power tools, bench power tools, saw blades, batteries and chargers, power tool accessories, air tools and compressors, wet dry vacs, miter saws, riveters, rivets, and any items similarly situated to the foregoing, and any derivatives, combinations or extensions of the foregoing.

“Purchase and Sale Agreement” has the meaning given in the Recitals.

“Quality Standards” means quality standards and product requirements equivalent to those applicable to products manufactured by the Business immediately prior to the Effective Date, including as set forth in the applicable portions of the Sears Holdings Global Sourcing Ltd. Quality Assurance Manuals entitled “Hardlines Quality Assurance Manual for Direct Import Vendors”, “Hardlines Quality Assurance Manual for Domestic Import and Domestic Vendors”, and the Sears Holdings Global Sourcing “Test Protocol for Gasoline-Engine-Powered Snow Throwers” (as may be amended from time to time pursuant to Article 6).

“Retail Sales” means the retail distribution or sale of Licensed Products to consumers other than through Ecommerce Channels.

“Retail Territory” means the United States, its possessions and territories, including Puerto Rico, Canada, Mexico and, solely in the case of SHO, Bermuda.

“Retained Business” means the business of SEARS and its Affiliates of selling products and services excluding the Acquired Business.

“Royalty Payment” has the meaning given in Section 4(a).

“Royalty Statement” has the meaning given in Section 4(c).

“Royalty Statement Review Period” has the meaning given in Section 10(a).

“SEARS Indemnified Parties” has the meaning given in Section 14(b).

“Selling Formats” means solely Retail Sales, Ecommerce Channels and the SHS Channel. All other selling methods including kiosks outside of stand alone stores, mobile sales (i.e., sales from trucks) other than through the SHS Channel, and redirects (as customarily understood as of the date of the Purchase and Sale Agreement and any successor technology serving a similar purpose) from websites that are not Ecommerce Channels are excluded from Selling Formats.

“SHO” means Sears Hometown and Outlet Stores, Inc., its Affiliates.

“SHO Entity” means SHO and SHO’s licensees and franchisees, in each case operating under a “Sears Hometown,” “Sears Outlet,” “Sears Appliance & Hardware,” “Sears Authorized Hometown,” or “Sears Hardware” brand or a derivative thereof.

“SHS Channel” means the “Sears Home Services” channel, including mobile sales (i.e., sales from trucks) and distribution formats operated under the “Sears”, “Home Services,” “Parts Direct” or “A&E” brands, or a derivative thereof, in each case solely as part of a business substantially all of which is comprised of a service (including the sale of extended warranties) or repair business that does not sell any Licensed Products other than parts that are for service or repair.

“Specified Acquirer” means any one of STANLEY’s top five competitors or top five customers, as reasonably determined by STANLEY and notified to SEARS on or prior to November 1 in each Contract Year in accordance with Section 2(i).

“Specified Change of Control” means, with respect to a Person,, a change of Control of such Person in circumstances where the person obtaining Control thereof is a Specified Acquirer.

“STANLEY Indemnified Parties” has the meaning given in Section 14(a).

“STANLEY Products” has the meaning given in Section 14(b)(iii).

“Storage and Garage Products” means tool storage, garage and work area, garage organization and shelving, sheds, outdoor storage products, and any items similarly situated to the foregoing, and any derivatives, combinations or extensions of the foregoing.

“Territory” means, with respect to Retail Sales, the Retail Territory, and with respect to Ecommerce Channels, the entire world.

“USBC” has the meaning given in Section 2(f).

2.	GRANT OF LICENSE

(a)    Subject to the terms and conditions set forth in this Agreement, STANLEY hereby grants, and shall cause each Purchaser Designee to grant, to SEARS and each of its Affiliates, a worldwide (except with respect to Retail Sales as provided in this Section 2(a)), royalty-free (until the sixteenth (16th) Contract Year as provided in Article 4), non-transferable and non-assignable (except as provided in Article 18), non-sublicenseable (except as provided in Section 2(d)), non-exclusive (except as provided in Section 2(h)), perpetual (except as provided in Article 15) and irrevocable (except as provided in Article 15) license of the Licensed IP, to make, have made, use, market, sell, offer to sell, import, export, distribute and otherwise dispose of Licensed Products, in each case solely for the purpose of enabling (i) SEARS and its Affiliates to carry on the Retained Business and (ii) SHO Entities to carry on their businesses; provided, however, that, such license, with respect to sales, shall be limited to sales conducted solely through any of the Channels of Retail Trade and solely via Selling Formats; provided, further, that, with the prior written consent of STANLEY, the license may be extended to specified Retail Sales channels beyond the Channels of Retail Trade and/or additional Selling Formats. Subject to the foregoing, such license includes the ability, solely within the applicable Territory, to: (x) use and display the Licensed Marks in connection with the Retained Business, for the purpose of and in connection with the advertising, marketing, promotion, distribution and sale of the Licensed Products; (y) copy, use, distribute, perform and display the Advertising Materials and Packaging Materials in connection with the Retained Business, in each case for the purpose of and in connection with the advertising, marketing, promotion, distribution and sale of the Licensed Products; and (z) sell, market, promote, distribute and advertise the Licensed Products. For the avoidance of doubt, SEARS shall have no right or license to sell Licensed Products to Excluded Retail Channels.

(b)    Subject to Section 2(h), nothing in this Agreement shall in any way limit or restrict STANLEY’s right, either itself or through third-parties, to use, advertise, promote, license, or otherwise exploit the Licensed IP in any manner whatsoever.

(c)    All rights, licenses, immunities and privileges not expressly granted to SEARS and its Affiliates by STANLEY hereunder shall remain solely and exclusively with STANLEY. Nothing in this Agreement shall be deemed in any way to constitute an assignment by STANLEY to SEARS of any of the Licensed IP. Notwithstanding the foregoing, any improvements, derivations or modifications of any of the Other Licensed IP developed by or on behalf of SEARS after the Effective Date shall be solely and exclusively the property of SEARS.

(d)    Right to Sublicense.

i.    SEARS and its Affiliates shall be permitted to grant sublicenses of the rights granted to it in Section 2(a) to any Permitted Sublicensee, but only if and to the extent necessary to enable (A) SEARS and its Affiliates to carry on the Retained Business or (B) SHO to carry on its business pursuant to an agreement contemplated by Section 5.18 of the Purchase and Sale Agreement. From and after the time that SHO enters into such agreement, except as provided in Section 15(c), SEARS shall have no obligation to STANLEY with respect to non-performance by SHO Entities under or pursuant to this Agreement.

ii.    In any sublicense under Section 2(d)i(A) SEARS shall be responsible to STANLEY for its sublicensees’ compliance with all applicable terms of this Agreement.

iii.    In the event that STANLEY terminates a sublicense to SHO pursuant to the agreement contemplated by Section 2(d)i(B), SEARS shall have no right to grant any further sublicenses to SHO.

(e)    License Runs With Title. All licenses and other rights contained herein shall burden and run with title to the Licensed IP and shall be binding on any successors-in-interest or permitted assigns thereof or any other Person that obtains any interest in any of the Licensed IP. STANLEY shall not assign, sell or otherwise transfer or grant any ownership right under any of the Licensed IP to any other Person unless such assignee or transferee first agrees in writing to observe all rights, licenses and other obligations of STANLEY in this Agreement, and to be bound by all of the applicable terms and conditions of this Agreement.

(f)    Licenses of Intellectual Property. The Parties acknowledge and agree that if a case under the US Bankruptcy Code (“USBC”) is filed by or against STANLEY or its Affiliates, then SEARS may exercise all rights hereunder, including any rights beyond those provided by Section 365(n) of the USBC with respect to this Agreement, including the right to retain each and every right to use the Licensed Marks, which may not be included within the statutory definition of “intellectual property,” under the licenses granted herein. The rights and licenses granted to SEARS and its Affiliates pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the USBC, 11 U.S.C. Section 101 et seq., licenses of rights to “intellectual property” as defined under Section 101(35A) of the USBC.

(g)    STANLEY’s Rights. All rights, licenses, immunities and privileges with respect to the Licensed IP not expressly granted to SEARS by STANLEY hereunder shall remain solely and exclusively with STANLEY. Upon a termination of this Agreement, all rights conveyed by STANLEY to SEARS with respect to the use of the Licensed Marks shall cease, and all such rights shall revert to STANLEY, in accordance with this Agreement. Except as otherwise set forth herein, upon termination of this Agreement, SEARS shall immediately discontinue all use of the Licensed Marks.

(h)    SHO Exclusivity.

i.    Subject to this Section 2(h), and notwithstanding the termination by STANLEY of any sublicense contemplated by Section 2(d)i(B) in any circumstance in which such sublicense may be terminated, the license granted by STANLEY to SEARS pursuant to this Agreement shall be exclusive with respect to any sales, licensing or distribution of Craftsman branded Licensed Products to SHO in the Channels of Retail Trade. STANLEY hereby agrees that it (and its successors and assigns) shall not grant to any other Person, and shall ensure that no other Person obtains, any title, license, interest or other right in or to any Licensed IP for the purpose (in whole or in part) of selling, licensing or distributing Craftsman branded Licensed Products to SHO in the Channels of Retail Trade.

ii.    The rights of exclusivity with respect to SHO granted by STANLEY to SEARS under Section 2(h)i shall not apply to the Excluded Retail Channels or selling formats that are not Selling Formats.

(i)    Specified Acquirer. On or prior to November 1 in any Contract Year, STANLEY shall provide SEARS with a list of its top five customers and top five competitors (based on such criteria as STANLEY shall determine, acting reasonably), which Persons shall compose the Specified Acquirers for the following Contract Year. If STANLEY fails to deliver such list by such date, then: (i) if no list has been provided previously, there shall be no Specified Acquirers and (ii) if a list was provided for the (or a) prior Contract Year, that list shall be deemed to apply by reference to the following Contract Year also.

(j)    New Product Categories. If STANLEY markets, sells, distributes, licenses or otherwise commercializes any product branded or otherwise using a Licensed Mark but which does not fall within any of the Hand Tools, Power Tools, Lawn and Garden Equipment, Storage and Garage Products or Other Products categories (such product a “New Product”), STANLEY shall give SEARS three (3) months’ written notice prior to sale of such New Product (or granting any other Person a right to sell such New Product), including example artwork, brand guidelines and quality standards of the New Product. From and after such notice, such New Product shall be a “Licensed Product” for all purposes hereunder. The utilization by SEARS of any New Product shall be subject to the terms of this Agreement, including the Quality Standards.

(k)    SEARS’ Rights. STANLEY acknowledges that SEARS and its Affiliates have the right to innovate, design, market, sell, distribute, license or otherwise commercialize Licensed Products, including Licensed Products that do not exist as of the Effective Date (in each case in accordance with this Agreement); provided that such rights with respect to the Licensed Marks shall not survive the termination or expiration of this Agreement.

(l)    Former SEARS Entities. SEARS may require STANLEY, on thirty (30) days’ prior written notice, to grant a license with respect to Licensed IP to any Former SEARS Entity. Such license shall grant rights to such Former SEARS Entity on substantially the same terms as those granted to SEARS as set forth in this Agreement; provided, that (i) the number of such Former SEARS Entities to which SEARS may require STANLEY to grant such licenses are assigned shall be no more than ten (10); (ii) STANLEY shall not be required to grant any such license to a Former SEARS Entity that is a Specified Acquirer or an Affiliate of a Specified Acquirer; (iii) any license so granted shall be deemed automatically to terminate on a Specified Change of Control of the relevant Former SEARS Entity; and (iv) any license so granted to a Former SEARS Entity shall not be assignable by such Former SEARS Entity; provided, however, that SEARS may require STANLEY to grant a license with respect to Licensed IP to a Former SEARS Entity which operates the SHS Channel without the restrictions in the foregoing clauses (ii) or (iii) applying with respect to such license, so long as such license is restricted to the SHS Channel and Ecommerce Channels solely in support of the business of the SHS Channel. The Parties agree to enter into such Contracts and take such further actions as may reasonably be required in order to give effect to this Section 2(l).

3.	CUSTOMER SUPPORT

SEARS shall maintain, at its own expense, customer support facilities (including a toll-free customer support number) with respect to the Retained Business (including in connection with retail sales of Licensed Products to consumers) on substantially the same basis as the customer support facilities of other business operations of SEARS and its Affiliates.

4.	ROYALTIES

(a)    Rate. Prior to the end of the fifteenth (15th) Contract Year (ending on December 31, 2031), the license granted under this Agreement shall be royalty-free. For each Contract Year following the end of the 15th Contract Year, SEARS shall pay STANLEY a Three Per Cent (3.0%) royalty on all Net Sales of Licensed Products using the Licensed Marks (such payments, “Royalty Payments”), which shall be calculated in accordance with this Article 4.

(b)    Calculation. Royalty Payments shall be calculated on a quarterly basis.

(c)    Payment. From and after the end of the 15th Contract Year, not later than thirty (30) days following the end of the preceding full calendar quarter, i.e., Royalty Payments are due on the 30th of January, April, July and October, SEARS shall pay to STANLEY, by wire transfer of immediately available funds to the Purchaser Account (or such other account as STANLEY may designate, in writing, prior to the end of the Contract Year to which the payment relates), an aggregate amount equal to the Royalty Payment for each such quarter and, without regard to whether any Royalty Payment is payable, deliver to STANLEY a written statement setting forth in reasonable detail (such that STANLEY is able to verify the underlying data, including all components of the relevant calculations as set forth in this Agreement) its calculation of the amount of the relevant Royalty Payment for the relevant quarter (a “Royalty Statement”).

(d)    All Royalty Payments made under Article 4 shall be made in U.S. Dollars. Any Royalty Payment that remains unpaid thirty (30) days after the due date shall bear interest from the due date until received by STANLEY at the rate of LIBOR plus five percent(5.0%) per year.

(e)    SEARS’ obligations for all payments due from SEARS hereunder, if and to the extent such obligations remain outstanding at the time of termination of this Agreement, shall survive such termination.

5.	BRAND GUIDELINES

(a)    All Licensed Products using the Licensed Marks must accord with the Brand Guidelines (unless otherwise agreed to in writing by STANLEY), including with respect to the inclusion of trademark legends, where applicable; provided, that Licensed Products which accord with either (i) the equivalent standards and guidelines used by SEARS in connection with the operation of the Business immediately prior to the Effective Date; or (ii) the brand guidelines used by STANLEY to sell similar products at the applicable time of sale, shall (in each case) be deemed to comply with this provision.

(b)    STANLEY and SEARS may agree, in writing, to amend the Brand Guidelines from time to time. Each Party shall act reasonably with respect to, and shall discuss in good faith, any amendments to the Brand Guidelines proposed by the other Party. Either Party may, on ninety (90) days’ written notice to the other Party, amend the Brand Guidelines from time to time without the other Party’s prior agreement, if such amendment is reasonably required in order to comply with any changes in applicable federal, state and local laws (including if required to protect the interests of STANLEY in the Licensed Marks); provided, however, SEARS shall not be required in any case to implement such revisions with respect to any Licensed Products already in production or any Licensed Products subject to a pre-existing Contract for production.

(c)    STANLEY may amend the brand guidelines in place from time to time for use with its own products or services at any time and for any reason without notifying SEARS in advance; provided, however, that STANLEY shall provide a copy of such amended brand guidelines to SEARS within thirty (30) days after their adoption.

6.	QUALITY STANDARDS

(a)    SEARS represents and warrants that the Licensed Products at all times shall be sold, distributed and promoted in accordance with the Quality Standards. STANLEY and SEARS may agree, in writing, to implement changes to the Quality Standards (for purposes of this Agreement) from time to time. Each Party shall act reasonably with respect to, and shall discuss in good faith, any amendments to the Quality Standards proposed by the other

Party. Either Party may, on sixty (60) days’ written notice to the other Party, amend the Quality Standards from time to time without the other Party’s prior agreement, if such amendment is reasonably required in order to comply with any changes in applicable federal, state and local laws. SEARS may amend the Quality Standards from time to time on sixty (60) days’ written notice to STANLEY if, in its reasonable discretion based on a good faith determination, the amended standards will improve the competitiveness of the applicable products (including where such amendment is to comply with equivalent standards implemented by STANLEY for like products), provided such amended standards are at least as high as the Quality Standards as of the Effective Date or any lesser standards in effect at STANLEY with respect to a similar product manufactured or sold by STANLEY under a Licensed Mark.

(b)    SEARS further represents and warrants that the quality of the Licensed Products shall be equivalent (or better) than the corresponding quality requirements for the relevant Licensed Product set forth in the Quality Standards. SEARS understands and agrees that STANLEY shall have no responsibility for SEARS’ compliance with quality standards and all applicable laws, regulations and industry standards with respect to the Licensed Products.

(c)    SEARS shall at all times use its commercially reasonable efforts to cause the Licensed Products and Packaging Materials used in connection with the Retained Business to be developed, produced and marketed in a manner which conforms with the Quality Standards. SEARS acknowledges and is familiar with the high standards, quality, style and image of the Licensed Marks.

(d)    During any Contract Year, STANLEY may request three (3) free samples of any Craftsman branded Licensed Product (with Packaging Material) taken at random from production runs. If STANLEY requests any additional samples of such Craftsman branded Licensed Product during any Contract Year, STANLEY shall pay SEARS for those additional samples at manufacturer’s lowest price offered to SEARS.

(e)     No irregulars, seconds or other Licensed Products or Packaging Materials that do not conform in all material respects to the Brand Guidelines and the Quality Standards may be distributed or sold.

(f)    For all sales of Legacy Lifetime Warranty Products, SEARS must offer customers a warranty which is consistent with the warranty terms offered by STANLEY for the same (or equivalent) products.

7.	OWNERSHIP

(a)    SEARS hereby recognizes and acknowledges (i) STANLEY’s ownership rights in the Licensed IP; (ii) the great value of the publicity and goodwill associated with the Licensed IP are valuable assets belonging to STANLEY; (iii) that all rights in and to the Licensed IP are and shall remain the sole property of STANLEY; and (iv) that SEARS’ right to use the Licensed IP shall be governed exclusively by this Agreement and applicable law. Nothing in this Agreement shall confer any right of ownership in the Licensed IP in SEARS. SEARS acknowledges, and shall not at any time contest, oppose or challenge, STANLEY’s ownership of, or the validity of, the Licensed IP. SEARS agrees that all goodwill resulting from any use of the Licensed Marks by SEARS shall inure to the benefit of STANLEY. SEARS shall not use (other than as specified in this Agreement), register or attempt to register the Licensed Marks or any similar or derivative mark in any jurisdiction. SEARS shall not seek to register any domain name including any of the Licensed Marks or similar names, alone or with other elements, without STANLEY’s prior written approval, which shall be granted at STANLEY’s sole discretion. Notwithstanding the foregoing, it is understood that, for the one year period following the Effective Date, or an earlier date if agreed between the Parties, SEARS shall operate CraftsmanClub.com on the basis set forth in the Purchase and Sale Agreement and in a manner consistent with its existing quality practices with regard to the Licensed Marks.

(b)    SEARS shall display (i) the following legend on Packaging Materials in print legible format; “Used under license” and/or (ii) such other marks and legends on Packaging Materials as are required by the Brand Guidelines (as amended from time to time under this Agreement); provided, however, that SEARS shall only be required to comply with the foregoing provisions of this Section 7(b) with respect to Licensed Products for which a production, manufacturing or other Contract is not already in existence prior to the Effective Date (provided that SEARS shall use reasonable efforts to amend such Contract to permit compliance with this Section 7(b) as soon as reasonably practicable), and SEARS shall not be required to re-label Packaging Materials for any existing inventory.

(c)    SEARS agrees not to use any trademark or service mark other than the Licensed Marks or any subbrands in connection with the Licensed Products or in combination with the Licensed Marks, without prior written approval of STANLEY, and SEARS agrees not to use or create composite marks using the Licensed Marks without prior written approval of STANLEY.

(d)    Ownership of all right, title and interest in any artwork, including without limitation, logo designs, supplied by STANLEY to SEARS, and in all trademarks and indicia of origin pertaining to the Licensed Marks (other than manufacturer and/or distributor legal notifications) shall be and remain the sole and exclusive property of STANLEY.

(e)    SEARS will not (a) modify the Licensed Marks in any form or manner unless approved in advance in writing in each instance by STANLEY; or (b) combine the Licensed Marks with any other trademark, brand, logo, or source identifier. Neither STANLEY nor SEARS will directly or indirectly make any statement or do any act that disparages, degrades, misuses, tarnishes, dilutes or adversely affects, or creates any negative inference as to the reputation, prestige, value, image, or impression of the Licensed Marks. Notwithstanding the foregoing, SEARS may engage in comparative advertising with any STANLEY CRAFTSMAN product so long as such advertising is accurate and may include any accurate source information on any Licensed Product or any Packaging Materials or other advertising materials.

8.	PROTECTION OF LICENSED IP

(a)    If SEARS becomes aware of any infringement or threatened infringement of the Licensed IP, or any improper disclosure of confidential components of the Licensed IP, or any violation or threatened violation relating to the Licensed IP of any common, civil or statutory law, of any application by any third party to register any rights in Intellectual Property in the United States which is the same as or confusingly similar to any part of the Licensed IP, or any apparent unauthorized use of the Licensed IP, then SEARS shall promptly notify STANLEY, in writing, giving the particulars thereof. However, subject to Section 8(b), on no account shall SEARS institute any suit or take any action to combat any of the foregoing, without the prior consent, in writing, of STANLEY.

(b)    Except as provided herein, (i) STANLEY shall have the sole right and discretion to determine whether or not to institute any proceedings or actions against third parties relating to the Licensed IP, (ii) the cost of such proceedings or actions shall be at the expense of and under the exclusive control of STANLEY, and (iii) STANLEY shall be entitled to receive and retain all amounts awarded, if any, as damages, profits, settlement amounts or otherwise in connection with such proceedings or actions. SEARS shall, upon STANLEY’s request, join in an action and otherwise provide STANLEY with such assistance and information as STANLEY may reasonably request in connection with taking such action; provided, that STANLEY shall reimburse SEARS for its reasonable costs and expenses in connection with such assistance. If STANLEY fails to take such action within thirty (30) days after a relevant notification by SEARS, SEARS shall have the right to take such action. If SEARS elects to take such action, it shall notify STANLEY of its intent to do so and STANLEY shall have up to thirty (30) days thereafter to notify SEARS that it intends to join in such action; and in such event, both Parties shall share equally the expense and any recovery and mutually agree on the action strategy and any settlement. If STANLEY chooses not to join SEARS in such action, SEARS shall have the right to proceed with such action or proceeding, and any such action or proceeding shall be at the expense of and under the exclusive control of SEARS, and all recovery shall be SEARS’ at its expense and for its benefit, and STANLEY shall, at SEARS’ request, provide such assistance and information as SEARS may reasonably request in connection with taking such action; provided, that SEARS shall reimburse STANLEY for its reasonable costs and expenses in connection with such assistance. During any such litigation: (A) SEARS shall act in good faith to preserve and enhance STANLEY’s rights in the Licensed IP and shall keep STANLEY advised as to the status of the litigation; and (B) STANLEY shall not enter into any settlement in derogation of SEARS’ rights.

9.	BOOKS AND RECORDS

(a)    Beginning in the first month of Contract Year 16, SEARS shall, and shall cause its Affiliates to, provide STANLEY and its officers, directors, Affiliates, employees and representatives, upon reasonable notice, reasonable access during normal business hours to the books and records of SEARS and its Affiliates, and to the officers, directors, employees and representatives of SEARS and its Affiliates, including SEARS’ auditors and their work papers, in each case for purposes of confirming SEARS’ compliance with its obligations relating to the Royalty Payments under this Agreement.

(b)    With effect from the first month of Contract Year 16, upon STANLEY’s reasonable request, SEARS shall make available to STANLEY’s and its (and its Affiliates’) employees, agents, advisors, accountants or other representatives, upon reasonable notice, reasonable access during normal business hours to such information as may reasonably be requested by such Persons for the purposes of verifying the information (including SEARS’ calculations) set forth in any Royalty Statement.

10.	ROYALTY STATEMENTS REVIEW

(a)    STANLEY shall have 45 calendar days after receipt of any Royalty Statement (the “Royalty Statement Review Period”) to review it. During the Royalty Statement Review Period, SEARS agrees that STANLEY and its Affiliates’ employees, agents, advisors, accountants or other representatives, shall be provided promptly, upon reasonable notice, reasonable access during normal business hours to the accountants, representatives, information and records of SEARS and its respective Affiliates (including the right to take copies thereof) as may be requested by STANLEY for purposes of the verification any amounts or calculations set forth in any Royalty Statement.

(b)    Prior to the expiration of the Royalty Statement Review Period, STANLEY may object to SEARS’ determination(s) or calculations set forth in the applicable Royalty Statement, including, in each case, any component thereof, or any other calculation or determination or amount of detail provided therein, by delivering (in each case) a written notice of objection to SEARS (each such notice, an “Objection Notice”). Any Objection Notice shall state, in reasonable detail, the basis for such objection, the Royalty Statement to which the Objection Notice relates, as well as the amount(s) and calculation(s) in dispute.

(c)    If STANLEY fails to deliver an Objection Notice to SEARS prior to the expiration of the applicable Royalty Statement Review Period, then the calculations set forth in the relevant Royalty Statement shall be final and binding on the Parties. In the case of the determination of the amount of the Royalty Payment for any applicable period, if STANLEY fails to deliver an Objection Notice in respect of such period as aforesaid, the Royalty Amount in respect of such period shall be deemed to be the amount set forth in the applicable Royalty Statement for all purposes under this Agreement.

(d)    If STANLEY timely delivers an Objection Notice in respect of one or more Royalty Statements, STANLEY and SEARS shall negotiate in good faith to resolve the relevant disputed items.

(e)    If STANLEY and SEARS are unable to reach agreement within 30 days after the date of delivery of an Objection Notice (or any longer period that may be agreed between them to continue such discussions), all unresolved disputed items related to that Objection Notice shall be promptly submitted for resolution to the Accountant.

(f)    The Accountant shall act as an arbitrator to determine, based solely on information provided to it by STANLEY or SEARS, and not by independent review, and without shifting the burden of proof to either STANLEY or SEARS, only those unresolved items that are specified in the Objection Notice and shall be limited to those adjustments, if any, required to be made to the relevant Royalty Statement to comply with the provisions of this Agreement. The Accountant shall, within 60 days after submission to it of the dispute, determine and report to SEARS and STANLEY upon such remaining disputed items or calculations, and such report shall be final and binding on the Parties.

(g)    The final determination of the Accountant shall fall within the range of values assigned to such items in dispute between the Parties. SEARS and STANLEY shall make reasonably available to the Accountant all relevant books, records and other supporting information required to determine the amount of the Royalty Payment (and any element of the calculation thereof), and any other items reasonably requested by the Accountant. The fees and disbursements of the Accountant shall be borne equally by STANLEY and SEARS.

(h)    If the amount of a Royalty Payment payable under this Agreement, as finally determined in accordance with this Article 10 (whether by agreement between the Parties or by determination of the Accountant), is greater than the applicable Royalty Payment amount originally determined by SEARS, SEARS shall pay to STANLEY an amount (in cash) equal to the applicable Royalty Payment as determined by the Accountant (or, if payment of SEARS’ determination of the applicable Royalty Payment has already been made, the excess of such amount over the Royalty Payment amount), as soon as reasonably practicable and in any event within ten (10) days of the final determination of the amount of the applicable Royalty Payment by the Accountant in accordance with this Article 10.

11.	ADDITIONAL UNDERTAKINGS OF SEARS

(a)    SEARS hereby covenants that SEARS and its Affiliates will comply with all laws, regulations and industry standards applicable to the packaging, marketing and distribution of the Licensed Products, and will have and maintain in place throughout the term of this Agreement policies and procedures to ensure compliance with its obligations set forth above, in each case consistent with any such existing policies and procedures of SEARS. SEARS further agrees to use reasonable efforts to include, in any Contract entered into after the Effective Date relating to the manufacture of Licensed Products between SEARS (or its Affiliates) and a third party manufacturer or supplier, a provision stating that such manufacturer or supplier shall comply with all laws, regulations and industry standards applicable to the manufacturing of the Licensed Products, or a substantially equivalent provision.

(b)    SEARS shall be responsible for the development, manufacture, production, marketing, sale, and distribution of the Licensed Products in connection with the Retained Business and will bear all related costs associated therewith.

12.	WARRANTIES AND OBLIGATIONS

(a)    STANLEY. STANLEY hereby represents, warrants and agrees that: (i) there are no other agreements, and STANLEY will enter into no other agreements with any other party in conflict with the rights granted to SEARS and its Affiliates in this Agreement; (ii) it will comply with all provisions of this Agreement; and (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of STANLEY, enforceable against STANLEY in accordance with its terms. Notwithstanding the provisions of this Section 12(a), STANLEY does not represent or warrant that it owns trademark registrations for the Licensed Marks that include the Licensed Products within the scope of the identification of goods of such registrations.

(b)    SEARS. SEARS hereby represents, warrants and agrees that: (i) it will comply with all provisions of this Agreement; and (ii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of SEARS, enforceable against SEARS in accordance with its terms.

13.	LIMITATION ON LIABILITY

(a)    Except as set forth in Section 13(b), STANLEY shall have no liability to SEARS or any other firm, corporation, or any organization, or person for, or on account of any injury, loss, or damage of any kind, or nature sustained by, or any damages assessed, or asserted against, or any other liability, costs, or expenses whatsoever incurred by, or imposed upon, SEARS or any entity, or other organization or person arising out of, or in connection with, or resulting from (i) the production, use, sale, or other disposition of any Licensed Product or (ii) any labeling, packaging, advertising, or promotional activities with respect to any of the foregoing.

(b)    NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY AND OTHERWISE, FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL ANY OF THE TERMS OF THIS AGREEMENT BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO REGARDLESS OF THE FORM OF THE ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE, OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO ANY AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT OR TO BREACH BY A PARTY OF THE CONFIDENTIALITY OBLIGATIONS APPLICABLE HEREUNDER.

14.	INDEMNIFICATION

(a)     By SEARS. SEARS hereby agrees to indemnify and hold harmless STANLEY and its officers, directors, employees, successors and assigns (“STANLEY Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(i)    any actual or alleged breach or violation by SEARS of any warranty, representation, covenant, obligation, agreement, undertaking or term of condition contained in this Agreement or any Schedule hereof;

(ii)    any act or omission of SEARS constituting willful misconduct or fraud (including any personal or bodily injury (including death) to any person or damage to or impairment of any property or property rights resulting, or allegedly resulting, in whole or in part, from or caused by any negligent or grossly negligent act or omission or willful misconduct of SEARS, its agents or employees, or any third-party acting on its behalf or under its control);

(iii)    the capability, adequacy, performance, quality, design, manufacture, marketing, sale or distribution of the Licensed Products, including, without limitation, any action founded, in whole or in part, on negligence, contract, warranty, product liability, strict liability or any alleged defect or deficiency in the Licensed Products (in each case, other than any Licensed Product that may at any time be purchased from STANLEY);

(iv)    any actual or alleged violation, infringement, unauthorised use or misappropriation of any intellectual property of any third parties (including, without limitation, any trademark, service mark, copyright, patent, trade secret, process, method or device) by SEARS or any third party acting on its behalf (other than STANLEY), arising under or in connection with the design, manufacture, distribution, sale and/or use of any Licensed Product, Packaging Material or Advertising Material, other than, after the expiration of three (3) years from the Effective Date, claims that the approved use permitted by this Agreement of the Licensed Marks infringes the trademark rights of such a third party;

(v)    any actual or alleged false advertising, fraud, misrepresentation or other claims related to the Licensed Products, Packaging Materials or Advertising Materials not based on claims of a right to the Licensed Marks as licensed under this Agreement; and/or

(vi)    any actual or alleged unauthorized use of the Licensed Marks or Licensed Products by SEARS or any third-party acting on its behalf (other than STANLEY) and any claim by a SEARS third-party manufacturer arising out of its agreement with SEARS.

(b)    By STANLEY. STANLEY hereby agrees to indemnify and hold harmless SEARS and its officers, directors, employees, successors and assigns (“SEARS Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(i)    any actual or alleged breach or violation by STANLEY of any warranty, representation, covenant, obligation, agreement, undertaking or term or condition contained in this Agreement or any Schedule hereof;

(ii)    any act or omission of STANLEY constituting willful misconduct or fraud (including any personal or bodily injury (including death) to any person or damage to or impairment of any property or property rights resulting, or allegedly resulting, in whole or in part, from or caused by any negligent or grossly negligent act or omission or willful misconduct of STANLEY, its agents or employees, or any third-party acting on its behalf or under its control);

(iii)    the capability, adequacy, performance, quality, design, manufacture, marketing, sale or distribution of any products manufactured by STANLEY carrying any CRAFTSMAN mark (“STANLEY Products”), including without limitation, any action founded, in whole or in part, on negligence, contract, warranty, product liability, strict liability or any alleged defect or deficiency in the STANLEY Products, provided, however that this Section 14(b)(iii) shall not apply to STANLEY Products acquired as Inventory under the Purchase and Sale Agreement or acquired under the Transition Services Agreement;

(iv)    any actual or alleged violation, infringement, unauthorized use or misappropriation of any intellectual property of any third parties (including, without limitation, any trademark, service mark, copyright, patent, trade secret, process, method or device) by STANLEY or any third party (other than SEARS) acting on its behalf, arising under or in connection with the design, manufacture, distribution, sale and/or use of any STANLEY Product or related packaging material or advertising material, other than, prior to three (3) years from the Effective Date, claims that any STANLEY Product infringes the trademark rights of such a third party;

(v)    after the expiration of three (3) years from the Effective Date, any actual or alleged false advertising, fraud, misrepresentation or other claims related to STANLEY Products or related packaging material or advertising material; and/or

(vi)    after the expiration of three (3) years from the Effective Date, any challenge to the validity of the Licensed Marks or to the licensing of the Licensed Marks to SEARS under this Agreement and/or any alleged trademark infringement arising out of the approved use of the Licensed Marks as authorized in this Agreement (but not any modifications or changes made to the Licensed Marks by SEARS or any third-party).

(c)    Indemnification Procedures. Indemnification under this Article 14 shall be subject to the following procedures.

(i)    Notice. The Party seeking indemnification (the “Indemnified Party”) shall promptly give the Party obligated by this Agreement to provide indemnity (the “Indemnifying Party”) written notice that it wishes to seek indemnification under this Agreement. Such notice shall provide a detailed description of the facts and circumstances giving rise to such claim. The failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party hereunder or otherwise, except to the extent that any delay or failure results in actual prejudice to the rights of the Indemnifying Party, and provided further that the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for the costs of any defense, including attorney’s fees, incurred by the Indemnified Party prior to the Indemnifying Party’s receipt of such notice. If the claim relates to the commencement of any suit or proceeding by a third party, any such notice shall be accompanied by a copy of any papers served on or delivered to the Indemnified Party in connection with the third party claim.

(ii)    Defense of Claims. If any claim is brought against the Indemnified Party in respect of which the Indemnified Party has notified the Indemnifying Party that it intends to seek indemnification from the Indemnifying Party for Losses covered by this Agreement and if the Indemnifying Party acknowledges and accepts responsibility without reservation to indemnify the Indemnified Party hereunder, then the Indemnifying Party shall assume sole control over the defense and settlement of such claim; provided, however, that:

(A)	the Indemnified Party shall be entitled to participate in, but not control, the defense of such claim and to employ counsel at its own expense to participate in the defense of such claim, and the Indemnifying Party shall have no further liability to the Indemnified Party for any legal fees or expenses incurred in connection with the claim;

(B)	the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before (x) entering into any settlement of such claim that would require the Indemnified Party to take any action other than the payment of money, or (y) ceasing to defend against such claim, which approvals shall not be unreasonably withheld or delayed;

(C)	the Indemnifying Party shall notify the Indemnified Party of its election to assume control of the defense of any such claim within thirty (30) days after receipt of written notice of the action from the Indemnified Party; and

(D)	the Indemnified Party shall cooperate in the defense of any claim for which indemnification is sought.

In the event the Indemnifying Party does not accept responsibility without reservation to indemnify the Indemnified Party hereunder, then the Indemnified Party shall retain sole control over the defense and settlement of such claim, and the Indemnifying Party shall remain obligated to indemnify the Indemnified Party for all Losses, including without limitation the costs of any defense, including attorney’s fees, incurred by the Indemnified Party.

(iii)    If the Indemnifying Party makes any payment on a claim for which indemnification is sought, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claim or benefits of the Indemnified Party with respect to such claim, and the Indemnified Party shall cooperate with the Indemnifying Party in the assessment, assertion, negotiation, prosecution, and settlement of such rights of subrogation.

(d)    Warranty Arrangement Under Purchase and Sale Agreement. Notwithstanding the foregoing, this Article 14 shall not apply to any liability arising under any product warranty claim. Section 5.13 of the Purchase and Sale Agreement shall govern all product warranty claims.

15.	TERM OF LICENSE; TERMINATION

(a)    Term. This Agreement shall be effective as of the Effective Date and shall remain in effect unless terminated for material breach in accordance with the provisions of this Article 15.

(b)    Termination by STANLEY.

i.    STANLEY shall have the right to terminate this Agreement (including all sublicenses granted by SEARS pursuant to Section 2(d)) in accordance with this Section 15(b) where any one or more of the following events (herein called “Material Defaults”) has occurred and continues un-remedied for ninety (90) days (or such longer as set forth herein) from the date on which SEARS receives written notice of such Material Default from STANLEY:

a.	If SEARS (or, subject to this Section 15(b), its Permitted Sublicensees, other than SHO) shall materially breach (and fail to cure, as aforesaid) any of the material terms of this Agreement; or

b.	If SEARS ceases to sell or sublicense Licensed Products, such that no such License Products are sold for any consecutive six (6) month period.

ii.    If STANLEY reasonably believes that a Material Default has occurred (and has not been cured), it may provide written notice to SEARS specifying, in reasonable detail, the nature of such alleged Material Default (a “Default Notice”).

iii.    Subject to Section 15(b)iv and Section 15(b)xi, if an alleged Material Default cannot be cured within ninety (90) days after the date of the Default Notice, but SEARS has commenced and is continuing to make commercially reasonable efforts to cure such Material Default within such ninety (90) day period, then the cure period shall be extended until SEARS has stopped making commercially reasonable efforts to cure such Material Default, such extension not to exceed a further forty-five (45) days (such total period (the “Default Cure Period”) being one hundred thirty-five (135) days from the date of the Default Notice).

iv.    Subject to Section 15(b)xi, if an alleged Material Default involves a purported material breach by an OEM Permitted Sublicensee, then, (A) in addition to the Default Cure Period SEARS shall have a further seventy-five (75) day period within which to make commercially reasonably efforts to cure the breach of such Permitted Sublicensee, and (B) notwithstanding anything to the contrary in this Agreement, if prior to the end of such further seventy-five (75) day period, SEARS provides written notice to such Permitted Sublicensee terminating the relevant sublicense, no Material Default shall be deemed to have occurred for any purpose under this Agreement (and, accordingly, STANLEY may not exercise its termination right under Section 15(b)i in such circumstances).

v.    SEARS shall have thirty (30) calendar days after receipt of any Default Notice (the “Initial Investigation Period”) within which to investigate the alleged Material Default and take such steps as it may deem appropriate, including making efforts to cure such Material Default.

vi.    Notwithstanding anything to the contrary in this Agreement (and without prejudice to its right to seek to cure any alleged Material Default), SEARS may, within the Initial Investigation Period, in its sole discretion, refer the issue of whether or not the matter or matters specified in a Default Notice constitutes a Material Default to final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA,” 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration as provided below, except as modified herein in accordance with the DRAA. The arbitration shall be commenced by a written notice of arbitration sent by SEARS to STANLEY. The arbitral panel shall consist of, and the arbitration shall be conducted by, three arbitrators (the “Tribunal”), who, pursuant to DRAA § 5801(3)(b), are and shall be authorized to exercise any power of a sole arbitrator by a majority vote. The members of the Tribunal shall be appointed by the Delaware Court of Chancery in accordance with DRAA § 5805 and Delaware Court of Chancery Rule 96. The Delaware Court of Chancery shall appoint one of the three arbitrators as the chair of the Tribunal. In the event that such an arbitration is commenced, no Material Default will be deemed to have occurred unless and until the Tribunal shall have determined that a Material Default shall have occurred.

vii.    The legal seat of the arbitration shall be the State of Delaware, but the evidentiary and other hearings shall be conducted in location(s) determined by the chair of the Tribunal. The Tribunal shall hold, as promptly as practicable, telephonically or in person, a preliminary hearing with the parties and/or their counsel to establish a schedule for the proceedings of the Tribunal. The arbitration hearing shall be conducted as promptly as practicable, taking into account the nature of the claims and any facts and circumstances the Tribunal deems relevant and may, in the discretion of the Tribunal, be conducted over the course of one or more days. The Tribunal shall set a schedule that will permit the Tribunal to issue a decision no later than 60 calendar days following the selection of the Tribunal.

viii.    In connection with any arbitration proceeding hereunder, the Tribunal shall allow reasonable requests for the production of documents relevant to the dispute and for the taking of depositions.

ix.    The parties shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

x.    It is understood and agreed that a decision by SEARS not to refer any question to arbitration shall not prejudice any of its rights or remedies.

xi.    In the event that SEARS elects to arbitrate pursuant to the foregoing provisions, the Default Cure Period referred to in this Section 15(b) shall end on the later of (x) the 135th day, or the 210th day in the case of an OEM Permitted Sublicensee, as applicable, after the date of the Default Notice and (y) the 30th day following delivery by the Tribunal of its decision.

xii.    This Section 15(b) shall be subject to the laws of the State of Delaware.

(c)    SHO. Any breach or alleged breach by SHO of the SHO Agreement or of any sublicense granted under this Agreement shall be subject to the terms of Section 5.18 of the Purchase and Sale Agreement. Subject to the foregoing, SEARS shall use its reasonable best efforts to cause each SHO Entity to comply with the provisions hereof; provided, however, that if, notwithstanding such efforts, any SHO Entity breaches any term of this Agreement, such breach shall not constitute a Material Default by SEARS but can constitute a Material Default by such SHO Entity that shall entitle STANLEY to terminate the sublicense to such SHO Entity. A material breach of this Agreement by SHO shall entitle STANLEY to terminate the sublicense to SHO, subject to the applicable Default Cure Period set forth above (but without any arbitration rights).

(d)    Termination by SEARS. SEARS shall have the right to terminate this Agreement on written notice to STANLEY.

(e)    Post-Termination License to Other Licensed IP. STANLEY hereby grants to SEARS and its Affiliates, effective immediately prior to termination of this Agreement by either Party (and surviving any such termination), a fully-paid, worldwide, royalty-free, sublicenseable, perpetual and irrevocable license, in connection with the Retained Business, to use any and all Other Licensed IP. This Section 15(e) shall survive termination of this Agreement.

16.	FINAL STATEMENT UPON TERMINATION OR EXPIRATION

SEARS shall deliver, as soon as practicable, to STANLEY, following expiration or termination of this Agreement, a statement indicating the number and description of the Licensed Products on hand. Except as indicated below, following a termination of this Agreement in accordance with Article 15, SEARS and its Affiliates may each continue to distribute and sell their remaining Licensed Products in inventory or on order for a period (“Sell-Off Period”) not to exceed three hundred and sixty-five (365) days subject to payment of any outstanding royalties Royalty Payments in relation to such Licensed Products. During such period, SEARS and its Affiliates may continue to use the rights granted hereby, subject to compliance with all terms hereof. Immediately upon expiration of the Sell-Off Period, SEARS shall furnish STANLEY a detailed statement certified by an officer of SEARS showing the number and description of the Licensed Products on hand in its inventory and shall dispose of such inventory at STANLEY’s direction.

17.	CONFIDENTIALITY

Each Party shall keep in confidence and shall not disclose to any third-party, or use other than in performance of this Agreement, any Confidential and Proprietary Information (defined below) received from the other Party in connection with the performance of this Agreement. For purposes of this Agreement, the term “Confidential and Proprietary Information” shall mean (i) any and all confidential and proprietary information which is disclosed to or acquired by a Party in connection with its performance of this Agreement or obtained by a Party in the course of disclosures and discussions with the other Party, provided such information is treated as confidential and proprietary by such owning Party, and (ii) the terms of this Agreement. Neither Party shall acquire any right or interest in the Confidential and Proprietary Information of the

other. Upon termination of this Agreement, except as otherwise required herein, all Confidential and Proprietary Information of a Party in the possession of the other Party shall be returned to its owner, or at the owner’s option, expense, and specific direction, be destroyed (per owner’s request) with such destruction evidenced by sworn affidavit of the destroying Party. These obligations of confidentiality and non-use shall survive for a period of three (3) years following any termination of this Agreement. The restrictions in this Section shall not apply to any information which: (i) is at the time of disclosure available to the general public or at a later date becomes public domain information or available through no violation of this Agreement; (ii) as shown by written records, was specifically known to, or in possession of, the receiving Party at the time of its disclosure by the owning Party or its agent(s); (iii) as shown by written records, is hereafter acquired by the non-owning Party through a third-party which is not thereby breaching any obligation of confidence and has a bona fide right to disclose such information; (iv) is required to be disclosed pursuant to a judicial order or otherwise by law; or (v) is independently developed by the non-owning Party without reference to any of the owning Party’s Confidential Information. Neither Party’s Affiliates and representatives shall be considered third parties for purposes of the obligations of confidentiality under this Article 17. It is understood and agreed that any information that may identify, or is otherwise related to, any Person that is a member of the “Craftsman Club” prior to the Effective Date is Confidential and Proprietary Information of SEARS.

18.	ASSIGNMENT

(a)    Neither Party shall be entitled to assign or otherwise transfer this Agreement without the prior written consent of the other Party except as provided in this Article 18. Any assignment or transfer in violation of this Article 18 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)    STANLEY or a permitted transferee under this Section 18(b) may assign or transfer this Agreement (as a whole, or separately with respect to the sale or transfer of portions of the Acquired Business) to (i) any third party that acquires all or substantially all of the assets of STANLEY, (ii) a surviving party in connection with a merger, or (iii) an Affiliate of STANLEY; provided, in each case, that such party agrees in writing to undertake the obligations of STANLEY under this Agreement.

(c)    SEARS or a permitted transferee under this Section 18(c) may assign or transfer this Agreement to (a) any third party that acquires all or substantially all of the assets of SEARS, (b) a surviving party in connection with a merger, (c) an Affiliate of SEARS; provided, in each case, that (x) such assignee agrees in writing to undertake the obligations of SEARS under this Agreement (including meeting the Brand Guidelines and Quality Standards, and being subject to the requirement for Retail Sales to be conducted through the Channels of Retail Trade), and (y) the transferred license grant does not extend to the past, present or future business, products or services of any party who acquires all or part of the business of SEARS, but only extends to the transferred business. In addition to the foregoing, SEARS and its Affiliates (but not a permitted transferee thereof) may grant limited sublicenses of the rights granted to it hereunder to its secured lenders and their agents to the extent reasonably necessary to permit such lenders and their agents to enforce customary rights and remedies of secured parties with respect to branded inventory.

19.	MISCELLANEOUS

(a)    Entire Agreement. This Agreement and the Purchase and Sale Agreement (including all Schedules hereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement.

(b)    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

(c)    Notices. All notices, requests, demands, waivers and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile transmission (subject to confirmation of receipt) and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to STANLEY:

Stanley Black & Decker, Inc.

701 East Joppa Road, TW199

Towson, MD 21286

Attention: Vice President – GT&S Licensing

Fax No.: (410) 716-2610

With a copy (which shall not constitute notice) to:

Stanley Black & Decker, Inc.

Patent and Trademark Department

701 East Joppa Road, TW199

Towson, MD 21286

Attention: General Patent Counsel

Fax No.: (410) 716-2610

If to SEARS:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: General Counsel

Fax No.: (847) 286-2741

(d)     Relationship Between the Parties. Neither Party shall represent itself as the agent or legal representative of the other Party for any purpose whatsoever, and neither Party shall have any right to create or assume any obligation of any kind, express or implied, for or on behalf of the other Party in any way whatsoever. This Agreement shall not create or be deemed to create any agency, partnership or joint venture between the Parties.

(e)    Specific Performance. The Parties hereby acknowledge and agree that monetary damages, even if available, would not be an adequate remedy in the event of any actual or threatened material default in, or material breach of, any of the terms, conditions and provisions of this Agreement. The non-breaching Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.

(f)    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(i)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(ii)    Each Party irrevocably submits to the jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(iii)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT,

PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 19(f). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS 19(f) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(g)    Force Majeure. There shall be no liability on either Party on account of any loss, damage, or delay occasioned or caused by strikes, riots, fires, insurrections or the elements, embargoes, failure of carriers, acts of God or of the public enemy, terrorism, cyber terrorism or breach of security, communications, transportation, or power interruptions or outages, compliance with any law, regulation or other governmental order, or any other causes beyond the reasonable control of either Party, whether or not similar to the foregoing.

(h)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)    Construction. The Parties hereto acknowledge and agree that (a) each Party reviewed and negotiated the terms and provisions of this Agreement; and (b) the terms and provisions of this Agreement shall be construed fairly in accordance with their plain meaning, regardless of which Party was generally responsible for the preparation of this Agreement.

(j)    Interpretation. The provisions of Sections 1.3 through 1.5 (inclusive) of the Purchase and Sale Agreement are incorporated into this Agreement as though set out in full herein, mutatis mutandis, with references to “Seller” being interpreted as references to SEARS and references to “Purchaser” being interpreted as references to STANLEY.

(k)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(l)     Survival. Each provision of this Agreement, that establishes with respect to any Party or beneficiary a right and/or obligation which expressly or by implication is to be in effect after the termination or expiration of this Agreement, shall be binding for such period of time as may reasonably be required in order to give full effect to the intended application of such provision. Such surviving provisions shall include, without limitation, (i) Articles 1, 14, 15, 16, 17, and 19, (ii) to the extent stated in Sections 2(k) and 15(e) and Article 18, and (iii) Sections 2(c), 2(f), 4(a) and 4(e).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in duplicate originals as of the date first written above.

STANLEY BLACK & DECKER, INC.		SEARS HOLDINGS CORPORATION

By:	/s/ Donald J. Riccitelli	By:	/s/ Robert A. Riecker
Name:	Donald J. Riccitelli	Name:	Robert A. Riecker
Title:	Assistant Secretary	Title:	Controller and Head of
Capital Market Activities

SCHEDULE A

Marks

1.	CRAFTSMAN®

2.	The CRAFTSMAN logo

3.	Each of the names, symbols, logos, slogans, trademarks and design elements set forth in Attachment G (Craftsman Trademarks) to the Seller Disclosure Letter is incorporated herein by reference.

4.	Those certain other trademarks, names, titles, logos and symbols relating to the CRAFTSMAN brand that STANLEY may from time to time authorize SEARS to use pursuant to this Agreement.

5.	Common law rights in any of the foregoing.